CUC International Inc. and Subsidiaries

                Exhibit 11--Statement Re: Computation of per Share Earnings

                                                                      Year ended January 31,
                                                                     1997      1996      1995
                                                                   ----------------------------
                                                                       (in thousands, except
                                                                     per common share amounts)
Primary
  Average shares outstanding                                        392,230   367,755   358,127
  Net effect of dilutive stock options or stock options exercised during the year-based on the treasury stock method using
    average market price                                             12,843    24,452    21,134
                                                                   ----------------------------
Total                                                               405,073   392,207   379,261
                                                                   ============================
Net income                                                         $164,099  $144,975  $164,057
                                                                   ============================

Net income per common share                                        $   .405  $   .370  $   .433
                                                                   ============================

Fully diluted
  Average shares outstanding                                        392,230   367,755   358,127
  Net effect of dilutive stock options or stock options exercised during the year-based on the treasury stock method using the year-end market price, if higher than average market price or
    market price at date of exercise                                 12,994    26,547    23,306
  Net effect of zero coupon convertible notes-based on the if
    converted method                                                  4,297     7,181     9,423
                                                                   ----------------------------
                                                                    409,521   401,483   390,856
                                                                   ============================

Net income                                                         $164,099  $144,975  $164,057
Interest expense:
  Zero coupon convertible notes                                       1,288     2,215     3,141
                                                                   ----------------------------
Net income                                                         $165,387  $147,190  $167,198
                                                                   ============================

Net income per common share                                        $   .404  $   .367  $   .428
                                                                   ============================
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